Exhibit 99.1

Enphase Energy Reports Financial Results for the Third Quarter of 2018
FREMONT, Calif., Nov. 6, 2018 - Enphase Energy, Inc. (NASDAQ:ENPH), a global energy technology company and the world’s leading supplier of solar microinverters, announced today financial results for the third quarter of 2018, which included the summary below from its President and CEO, Badri Kothandaraman.
Highlights for the quarter included:

•	Revenue of $78.0 million, including a $3.3 million milestone achievement from a partner on IQ 8

•	Record ending cash balance of $116.2 million

•	IQ 7 shipments at 78% of all microinverters

•	GAAP gross margin of 32.4%; non-GAAP gross margin of 32.8%

•	GAAP operating expenses of $25.6 million; non-GAAP operating expenses of $18.6 million

•	GAAP operating loss of $(0.4) million; non-GAAP operating income of $7.0 million

•	GAAP diluted EPS of $(0.03); non-GAAP diluted EPS of $0.04
Our revenue and earnings for the third quarter are given below, compared with those of the prior quarter and the year ago quarter:
(In thousands, except per share data)

	GAAP			Non-GAAP
	Q3 2018	Q2 2018	Q3 2017	Q3 2018	Q2 2018	Q3 2017
Revenue	$78,002	$75,896	$77,038	$78,002	$75,896	$77,038
Gross margin	32.4%	29.9%	21.4%	32.8%	30.5%	21.8%
Operating income (loss)	$(374)	$(558)	$(5,901)	$6,975	$4,133	$(102)
Net income (loss)	$(3,470)	$(3,738)	$(6,854)	$4,626	$1,550	$(964)
Basic EPS	$(0.03)	$(0.04)	$(0.08)	$0.05	$0.02	$(0.01)
Diluted EPS	$(0.03)	$(0.04)	$(0.08)	$0.04	$0.01	$(0.01)
We shipped 204 megawatts DC, or approximately 665,000 microinverters. Our non-GAAP gross margin was 32.8%, an increase of 230 basis points from 30.5% in the prior quarter. Our non-GAAP operating expenses were $18.6 million, compared to $19.0 million in the prior quarter. Non-GAAP net income was $4.6 million, which resulted in basic non-GAAP earnings per share of $0.05 and diluted non-GAAP earnings per share of $0.04. Inventory was $17.9 million in the third quarter, compared to $17.5 million in the second quarter and $25.3 million in the third quarter of 2017.
Customers continued to appreciate our differentiated products, quality and service initiatives during the third quarter. Our strong balance sheet with a $116.2 million cash position was instrumental in driving increased customer demand. Our biggest challenge in the third quarter was meeting this additional demand as we experienced supply shortages which constrained our revenue by more than $10 million. We expect the supply shortages to continue in the fourth quarter of 2018 and have made appropriate investments to alleviate these constraints by early 2019.
In summary, we are pleased with our cash management and progress towards the achievement of our 30-20-10 target financial model. Our immediate priorities are to optimize our supply chain to meet the incremental demand and continue providing outstanding service to our customers worldwide.

BUSINESS HIGHLIGHTS
+ Enphase completed the acquisition of SunPower's microinverter business for a total of $25 million in cash and 7.5 million shares of Enphase common stock. Enphase is now the exclusive module level power electronics (MLPE) supplier for SunPower’s residential business in the U.S. and expects volume shipments of IQ 7XS microinverters in the fourth quarter of 2018 and an acceleration of the ramp throughout 2019.
+ Enphase announced it has expanded its manufacturing agreement with Flex to include Mexico. Starting in the second quarter of 2019, Flex will begin delivering Enphase products produced in Mexico to the U.S. market to supply our growing demand and as part of a mitigation plan for the USTR Section 301 tariff in the U.S.
+ Enphase is building on the success of its IQ Combiner™ series by announcing the IQ Combiner 3™ with Enphase IQ Envoy™. The IQ Combiner 3 makes PV and storage installations fast and flexible while offering improved aesthetics, by providing a consistent, pre-wired solution for residential applications.
+ Enphase raised approximately $62.4 million from a convertible debt offering with the settlement date on August 17, 2018. Enphase intends to use the net proceeds for general corporate purposes, which may include the repayment of indebtedness, working capital, and to fund potential acquisitions and strategic transactions.
+ On October 15, 2018, Enphase announced it has expanded its partnership with BayWa r.e. Solar Solutions Co., Ltd., a leading solar photovoltaic (PV) distributor globally, to distribute its seventh-generation Enphase IQ™ microinverters to installers across Southeast Asian countries including Thailand, Vietnam, the Philippines, Singapore, Indonesia, and Malaysia.
+ On October 29, 2018, Enphase and LONGi Solar announced a strategic partnership to develop Enphase Energized™ LONGi AC Modules (ACMs) based on seventh-generation Enphase IQ™ microinverters. The Enphase and LONGi developed ACMs will be available in the U.S. starting in the fourth quarter of 2018.
FOURTH QUARTER 2018 FINANCIAL OUTLOOK
For the fourth quarter of 2018, Enphase estimates both GAAP and non-GAAP financial results as follows:

•	Revenue to be within a range of $80.0 million to $90.0 million

•	GAAP and non-GAAP gross margin to be within a range of 31% to 34%

•
GAAP operating expenses to be within a range of $25.0 million to $28.0 million, including a total of approximately $7.2 million estimated for stock-based compensation expenses, additional restructuring expenses and acquisition related expenses and amortization

•
Non-GAAP operating expenses to be within a range of $18.5 million to $20.5 million, excluding a total of approximately $7.2 million estimated for stock-based compensation expenses, additional restructuring expenses and acquisition related expenses and amortization

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Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by the Company include non-GAAP gross profit, gross margin, operating expenses, income (loss) from operations, net loss and net loss per share.

These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Company’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Company’s stock price at the time of an award over which management has limited to no control.
Restructuring charges. The Company excludes restructuring charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for restructuring-related management consulting services, cash-based severance costs related to workforce reduction actions, asset write-downs of property and equipment and lease loss reserves, and other contract termination costs resulting from restructuring initiatives.
Reserve for non-recurring legal matter. This item represents a charge taken for the potential settlement cost related to a dispute with a vendor. This item is excluded as it relates to a specific matter and is not reflective of the Company’s ongoing financial performance.
Acquisition-related expenses. This item represents expenses incurred related to the Company’s acquisition of SunPower’s microinverter business, which are non-recurring in nature and not reflective of the Company's ongoing financial performance.
Non-cash interest expense. The Company excludes non-cash interest expense, which consists primarily of amortization of debt issuance costs, because the expense does not represent a cash outflow for the Company except in the period the financing was secured and such amortization expense is not reflective of the Company’s ongoing financial performance.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its third quarter 2018 results and fourth quarter 2018 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (877) 644-1284; participant passcode 2685735. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the Company's website at investor.enphase.com. Following the webcast, an archived version will be available on the website for 30 days. In addition, an audio replay of the conference call will be available by calling (855) 859-2056; participant pass code 2685735, beginning approximately one hour after the call.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expected future financial performance, product shipments, and timing of product introductions. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company, delivers smart, easy-to-use solutions that connect solar generation, storage and management on one intelligent platform. The Company revolutionized solar with its microinverter technology and produces the world’s only truly integrated solar plus storage solution. Enphase has shipped more than 18 million microinverters, and over 820,000 Enphase systems have been deployed in more than 120 countries. For more information, visit www.enphase.com.
Enphase Energy®, the Enphase logo and other trademarks or service names are the trademarks of Enphase Energy, Inc.

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Contact:
Christina Carrabino
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com
+1-707-763-4784 x7294

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenues	$78,002	$77,038	$223,870	$206,492
Cost of revenues	52,738	60,577	157,589	169,438
Gross profit	25,264	16,461	66,281	37,054
Operating expenses:
Research and development	8,165	7,397	25,247	24,949
Sales and marketing	7,375	5,453	20,430	18,186
General and administrative	7,510	5,441	21,423	16,238
Restructuring charges	2,588	4,071	2,588	14,927
Total operating expenses	25,638	22,362	69,688	74,300
Loss from operations	(374)	(5,901)	(3,407)	(37,246)
Other expense, net:
Interest expense	(2,469)	(1,760)	(7,031)	(5,979)
Other income (expense)	(379)	623	(1,077)	1,771
Total other expense, net	(2,848)	(1,137)	(8,108)	(4,208)
Loss before income taxes	(3,222)	(7,038)	(11,515)	(41,454)
(Provision) benefit from income tax	(248)	184	(821)	(798)
Net loss	$(3,470)	$(6,854)	$(12,336)	$(42,252)
Net loss per share:
Basic and diluted	$(0.03)	$(0.08)	$(0.13)	$(0.52)
Shares used in per share calculation:
Basic and diluted	102,798	84,862	97,257	81,993

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$116,164	$29,144
Accounts receivable	54,117	65,346
Inventory	17,886	25,999
Prepaid expenses and other	21,631	9,957
Total current assets	209,798	130,446
Property and equipment, net	20,331	26,483
Intangible assets, net	36,078	515
Goodwill	24,783	3,664
Other assets	35,520	8,039
Total assets	$326,510	$169,147
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,103	$28,747
Accrued liabilities	50,679	29,874
Deferred revenues	32,015	15,691
Debt, current	24,125	17,429
Total current liabilities	134,922	91,741
Long-term liabilities:
Deferred revenues, noncurrent	74,065	29,941
Warranty obligations, noncurrent	23,067	22,389
Other liabilities	2,393	1,880
Debt, noncurrent	87,907	32,322
Total liabilities	322,354	178,273
Total stockholders’ equity (deficit)	4,156	(9,126)
Total liabilities and stockholders’ equity	$326,510	$169,147

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(12,336)	$(42,252)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,950	6,763
Provision for doubtful accounts	668	911
Asset impairment charges	1,636	1,638
Amortization of debt issuance costs	1,880	1,337
Stock-based compensation	9,911	5,277
Changes in operating assets and liabilities:
Accounts receivable	10,671	(8,761)
Inventory	8,112	6,644
Prepaid expenses and other assets	(3,995)	(5,110)
Intangible assets(1)	(6,000)	—
Accounts payable, accrued and other liabilities	4,672	3,051
Warranty obligations	2,368	(1,062)
Deferred revenues	(10,280)	5,036
Net cash provided by (used in) operating activities	14,257	(26,528)
Cash flows from investing activities:
Purchases of property and equipment	(2,384)	(3,609)
Acquisition(1)	(9,000)	—
Net cash used in investing activities	(11,384)	(3,609)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	19,771	26,425
Proceeds from debt	68,352	24,240
Principal payments on term debt	(5,664)	—
Payments under revolving credit facility	—	(10,100)
Proceeds from issuance of common stock under employee stock plans	2,151	174
Net cash provided by financing activities	84,610	40,739
Effect of exchange rate changes on cash	(463)	512
Net increase in cash and cash equivalents	87,020	11,114
Cash and cash equivalents—Beginning of period	29,144	17,764
Cash and cash equivalents—End of period	$116,164	$28,878

(1)
We made a payment of $15.0 million for the acquisition of SunPower’s microinverter business, of which $6.0 million was allocated to cash flows from operating activities rather than investing activities. The allocation was for the intangible asset related to the acquired customer relationship, and it was based on the valuation of the customer relationship relative to the total consideration. The remaining $9.0 million was reported as cash flows from investing activities.

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Gross profit (GAAP)	$25,264	$16,461	$66,281	$37,054
Stock-based compensation	330	347	615	796
Gross profit (Non-GAAP)	$25,594	$16,808	$66,896	$37,850

Gross margin (GAAP)	32.4%	21.4%	29.6%	17.9%
Stock-based compensation	0.4%	0.4%	0.3%	0.4%
Gross margin (Non-GAAP)	32.8%	21.8%	29.9%	18.3%

Operating expenses (GAAP)	$25,638	$22,362	$69,688	$74,300
Stock-based compensation(1)	(3,721)	(1,381)	(8,966)	(4,481)
Restructuring and asset impairment charges	(2,588)	(4,071)	(2,588)	(14,927)
Reserve for non-recurring legal matter	—	—	(1,765)	—
Acquisition related expenses and amortization	(710)	—	(1,113)	—
Operating expenses (Non-GAAP)	$18,619	$16,910	$55,256	$54,892

(1) Includes stock-based compensation as follows:
Research and development	$878	$607	$2,645	$1,994
Sales and marketing	1,151	227	2,509	889
General and administrative	1,692	547	3,812	1,598
Total	$3,721	$1,381	$8,966	$4,481

Loss from operations (GAAP)	$(374)	$(5,901)	$(3,407)	$(37,246)
Stock-based compensation	4,051	1,728	9,911	5,277
Restructuring and asset impairment charges	2,588	4,071	2,588	14,927
Reserve for non-recurring legal matter	—	—	1,765	—
Acquisition related expenses and amortization	710	—	1,113	—
Income (loss) from operations (Non-GAAP)	$6,975	$(102)	$11,970	$(17,042)

Net loss (GAAP)	$(3,470)	$(6,854)	$(12,336)	$(42,252)
Stock-based compensation	4,051	1,728	9,911	5,277
Restructuring and asset impairment charges	2,588	4,071	2,588	14,927
Reserve for non-recurring legal matter	—	—	1,765	—
Acquisition related expenses and amortization	710	—	1,113	—
Non-cash interest expense	747	91	1,880	834
Net income (loss) (Non-GAAP)	$4,626	$(964)	$4,921	$(21,214)

Net loss per share (GAAP)	$(0.03)	$(0.08)	$(0.13)	$(0.52)
Stock-based compensation	0.03	0.02	0.10	0.06
Restructuring and asset impairment charges	0.02	0.05	0.03	0.19
Reserve for non-recurring legal matter	—	—	0.02	—
Acquisition related expenses and amortization	0.01	—	0.01	—
Non-cash interest expense	0.01	—	0.02	0.01
Net income (loss) per share (Non-GAAP)	$0.04	$(0.01)	$0.05	$(0.26)

Shares used in per share calculation GAAP	102,798	84,862	97,257	81,993
Shares used in per share calculation Non-GAAP	110,900	84,862	104,746	81,993

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